                                                                    EXHIBIT (12)
                  DAYTON HUDSON CORPORATION AND SUBSIDIARIES

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
        FOR THE NINE MONTHS ENDED OCTOBER 29, 1994 AND OCTOBER 30, 1993
                 AND FOR THE FIVE YEARS ENDED JANUARY 29, 1994

                             (Millions of Dollars)



                                             Nine Months Ended                    Fiscal Year Ended
                                            -------------------     ---------------------------------------------
                                             Oct 29,   Oct 30,       Jan 29,   Jan 30,   Feb 1,   Feb 2,   Feb 3,
                                              1994       1993         1994      1993      1992     1991     1990
                                            ---------  --------     --------  --------  -------  -------  -------
Earnings:
  Consolidated net earnings...............    $ 155     $  97        $  375    $  383    $ 301   $  412    $ 410
  Income taxes............................       99        64           232       228      171      249      268
                                              -----     -----        ------    ------    -----   ------    -----
    Total earnings........................      254       161           607       611      472      661      678
                                              -----     -----        ------    ------    -----   ------    -----

Fixed charges:
  Interest expense........................      328       346           459       454      421      333      283
  Dividends on preferred stock
   (pre-tax basis)........................       29        29            39        39       39       39        2
  Interest portion of rental expense (a)..       38        33            45        43       39       46       45
                                              -----     -----        ------    ------    -----   ------    -----
    Total fixed charges...................      395       408           543       536      499      418      330
Less:
  Dividends on preferred stock
   (pre-tax basis)........................      (29)      (29)          (39)      (39)     (39)     (39)      (2)
  Capitalized interest....................       (5)       (4)           (5)       (6)     (11)      (8)     (10)
                                              -----     -----        ------    ------    -----   ------    -----

    Fixed charges in earnings.............      361       375           499       491      449      371      318
                                              -----     -----        ------    ------    -----   ------    -----

Earnings available for fixed charges......    $ 615     $ 536        $1,106    $1,102    $ 921   $1,032    $ 996
                                              =====     =====        ======    ======    =====   ======    =====

Ratio of earnings to fixed charges........     1.56      1.32          2.04      2.06     1.85     2.47     3.02
                                              =====     =====        ======    ======    =====   ======    =====

(a) Calculated as one-third of rental expense, which is considered representative of the interest factor.